Exhibit 10.23
LETTER OF INTENT
CONFIDENTIAL
This Letter of Intent will serve to outline a proposed transaction (the “Transaction”) relating to the acquisition by Amerex Group, Inc., headquartered in New York, NY with administrative headquarters in Tulsa, OK, directly or through its subsidiaries and affiliates (the "Purchaser” or “Amerex”) of all of the assets of PermaFix Treatment Services., headquartered in Tulsa, OK, (the “Company”), and thereby the acquisition by Purchaser of all of the assets, services and business owned or controlled by the Company (hereinafter sometimes referred to as the "Business”).
1. Acquisition of Assets.
Amerex, directly or through the use of a wholly-owned subsidiary shall acquire from the Company (“Seller”) one hundred percent (100%) of all assets of the Company existing as of the Closing (as hereinafter defined) (the “Purchased Assets”) including certain liabilities. The assets are to be identified by an Asset Schedule agreed upon by signature of the schedule by both Purchaser and Seller.
2. Acquisition Price. Based on the preliminary evaluation by representatives of Purchaser, Purchaser will pay Two Million Dollars ($2,000,000) for 100% of the assets of the Company plus certain liabilities. The cash at closing will be determined by the total cash or “cash assets” and liabilities assumed at closing. Within in five days of execution of the Letter of Intent, Purchaser will deposit Five Thousand ($5,000), which will be applied to purchase price at closing, with an agreed upon third party escrow. The deposit will be considered non-refundable.
2A. Adjustments to Purchase Price. The Purchase Price shall be adjusted one hundred and twenty (120) days after Closing. In the event that the Companies’ “Collected Working Capital” as calculated from the balance sheet as of the date of Closing (with accounts receivable determined by collections after Closing) is equal to $0 then the Purchase Price shall be increased by the amount of the excess. In the event that the Collected Working Capital is less than $0 then the Purchase Price shall be decreased by the deficiency.
For these purposes the term “Collected Working Capital” shall mean the difference between the Companies’ “Currents Assets” minus “Current Liabilities.” “Current Assets” shall refer to the balance in inventories, supplies, prepaid expenses and other current assets at Closing plus the amount of trade and other accounts receivable (exclusive of inter-company accounts collected during the one hundred and twenty (120) days following Closing. “Current Liabilities” shall refer to the balance in accounts payable and accrued expenses (exclusive of inter-company expenses, accrued compensation, accrued income taxes and reserves for environmental liabilities) as of Closing. All cash receipts shall be applied to the trade receivables to which they relate and any unpaid account balances will be returned to PESI for collection.

3. Due Diligence / Definitive Agreement. Purchaser is prepared to immediately commence the due diligence. The preparation of a definitive agreement (the “Definitive Agreement”) incorporating the terms outlined in this Letter of Intent, will commence upon completion of initial due diligence and prior to completion of the due diligence. The Definitive Agreement shall be mutually acceptable to Purchaser and Seller. The execution of the Definitive Agreement is subject to the satisfactory completion of a full legal, financial and operational due diligence review and the approval of the Board of Directors of each of the Company. The Definitive Agreement shall contain reasonable and customary representations and warranties, agreements, closing conditions (shareholder approval by the Company) and indemnification provisions as are customary and appropriate in transactions similar to the Transaction.
4. Good Faith; Exclusivity.
a. Purchaser and the Company shall negotiate in good faith to consummate the Transaction. The Board of Directors of the Company shall recommend the Transaction to the Company’s stockholders. If at any time the Board of Directors determines to withdraw its favorable recommendation of the Transaction, the Company shall notify Purchaser and provide a written explanation of such withdrawal decision.
b. Immediately upon execution and delivery of this Letter of Intent, the Company and the Sellers shall terminate all negotiations and other discussions with any other party with respect to an acquisition, business combination or purchase of all or any portion of the stock or assets of the Company, whether by merger or otherwise (an “Acquisition”), and thereafter until after September 30, 2007 (the “Exclusivity Period”), neither the Company nor the Sellers shall, nor shall the Company or any Seller allow its officers, directors, employees, agents or representatives to, directly or indirectly:
(i) solicit, encourage or initiate inquires, offers or proposals from, or participate in any discussions or negotiations with, any person or entity concerning any Acquisition; or
(ii) except as required by law, disclose any information not customarily disclosed to any person or entity concerning the business and properties of the Company, or afford to any person or entity access to the properties, books or records of the Company or otherwise assist or encourage any person or entity in connection with the foregoing.
5. Due Diligence. During the Exclusivity Period, Purchaser and its agents shall be afforded reasonable opportunity to inspect the books and records of the Company and to investigate the Business. The Company agrees to cooperate throughout the Exclusivity Period with Purchaser by making available to Purchaser all personnel and financial information or other information relating to the contemplated transactions and operation of the Company as may reasonably be requested by Purchaser; provided that, in connection with such review and inspections, neither Purchaser nor any of its agents shall unreasonably interfere with the operation of the Business.

6. Confidentiality; Public Announcements. All press releases and public announcements relating to the Transaction will be agreed to and prepared jointly by Purchaser and the Company; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure required by applicable laws or regulations. Each party to this letter agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this letter; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the Transaction. In the event of a termination of this letter for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to by the other party. The obligation of confidentiality under this paragraph shall survive the termination of this letter.
7. Agreement to Continue Customary Operation. The Company agrees to operate the Business during the Exclusivity Period in a manner consistent with the manner in which the Business has been operated prior to the date hereof and in accordance with existing contractual arrangements, including, but not limited to, the terms and manner on which the Company collects its receivables and pays its payables, retains and pays its employees and independent contractors, services its customers, solicits new accounts and opportunities and processes its insurance and other claims and activities. The Company agrees to refrain during the Exclusivity Period from entering into any new contractual relationships, materially changing any existing contractual relationships, selling any asset or incurring any liability related to the Business during the Exclusivity Period except in accordance with the terms and conditions customarily utilized by the Company in the ordinary course of its business. The Company agrees to refrain from making any distributions to shareholders or issuing any additional shares of capital stock or debt instrument of any quality or character during the Exclusivity Period. The Company shall immediately notify Purchaser of any attempt to recapitalize the Company.
8. Expenses. Each of the parties hereto shall bear their own costs and expenses for the investigations, negotiations and examinations contemplated by the Transaction, including costs of their respective accountants and attorneys.
9. Assignment. The parties may not assign any or all of their rights or duties hereunder without the prior written consent of the other parties; provided that, Purchaser shall have the right, without consent from the Company, to assign this Letter of Intent to a subsidiary or affiliate controlled by Purchaser.
10. Integration; Modification. This Letter of Intent supersedes prior or contemporaneous letters of intent or correspondence between the parties. Any modification or amendment of this Letter of Intent must be in writing and signed by all of the signatories hereto in an instrument which makes specific reference to this Letter of Intent.
11. Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to conflicts of laws.
12. Counterparts. This Letter of Intent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
13. Expiration. Unless the parties execute the Definitive Agreement on or before December 21, 2007 or such other later date as the parties agree in writing, this Letter of Intent shall automatically expire and be of no further force and effect (except as set out in Section 6 hereof).

14. Legal Effect. Other than the provisions of this Section 14 and Sections 4, 6, 7 and 9 hereof, which the undersigned parties agree will be legally binding, the terms herein contained are not intended, nor will they be construed to legally binding on the parties hereto, and the Transaction will be binding on the parties only in accordance with the terms contained in the Definitive Agreement, if and when such agreement has been executed by the parties.
15. Closing. It is anticipated the consummation of the transaction contemplated herein will occur on or before ninety (90) days from commencing due diligence or such other date as the Parties may agree.
If the foregoing is satisfactory to you as an expression of mutual interest of the parties, please so indicate having this Letter of Intent signed in the space below and returning one executed copy of this letter to me on or before August 28, 2007.

Sincerely,
By:	/ Nicholas J. Malino /
	Name:	Nicholas J. Malino
	Title:	CEO

Agreed and accepted this 27th day of August, 2007

Perma-Fix Treatment Services, Inc
By:	/ Lou Centofani /
	Name:	Lou Centofani
	Title:	CEO